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                                                                    EXHIBIT 4.4


     AGREEMENT dated December 3, 1997 between Video Lottery Technologies, Inc., a Delaware corporation (the "Company"), and William Spier ("Spier").

     1. In connection with an exercise of the demand registration rights pursuant to Section 4.1.1 of the Stockholders Agreement dated as of February 23, 1993 by the Purchasers (as such term is defined therein), the Company agrees to cooperate with the Purchasers and their underwriters with respect to the offer to sell their shares of Company common stock and to comply with its obligations under Section 4 of the Stockholders Agreement. Spier agrees to include in the offering of shares all shares of Company common stock he owns, whether or not acquired or held as part of the group which is a party to the Stockholders Agreement.

     2. Spier agrees to resign as a director of the Company effective immediately upon the disposition of shares of Company common stock by the purchasers resulting in the aggregate beneficial ownership of the Purchasers being less than 5% of all outstanding shares of Company common stock.

     3. Spier agrees that, if the aggregate beneficial ownership of shares of Company common stock of the Purchasers falls below 5% of all outstanding shares as a result of dispositions of shares by the Purchasers, for a period of seven years after the date hereof, he will not (a) acquire beneficial ownership of or any rights with respect to any additional shares of Company common stock or any other security issued by the Company (other than indirect ownership through investment or mutual funds as to which he has not investment or voting authority) or (b) "solicit" or become a "participant" in any solicitation or "proxies" involving any voting stock of the Company (as such terms are defined in the proxy rules promulgated pursuant to the provisions of the Securities Exchange Act of 1934, as amended).

     4. (a) Effective upon the aggregate beneficial ownership of shares of Company common stock by the Purchasers falling below 2% of all outstanding shares of Company common stock, the Company, its affiliates, successors and assigns release and discharge Spier and each of the Purchasers, their respective affiliates, associates, heirs and assigns and advisors and counsel (the "Investor Group") from all suits, claims, charges and causes of action, in law or equity or otherwise, whether known or unknown, which any of them have or may have against any member of the Investor Group arising out of, relating to, or in connection with (i) Spier's service as an officer and director of the Company and its subsidiaries, (ii) the Investor Group's investment in the Company, and (iii) any events relating to the Company or its stock or any actions or omissions by Spier or any other member of the Investor Group on or before the date of this Agreement; but, excluding matters relating to breaches of this Agreement.
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          (b)  Effective upon the aggregate beneficial ownership of shares of
Company common stock by the Purchasers falling below 2% of all outstanding shares of Company common stock, Spier, each member of the Investor Group, their respective affiliates, associates, heirs and assigns release and discharge the Company and its subsidiaries, their respective successors, assigns, directors, officers and affiliates and their advisors and counsel (the "Company Group") from all suits, claims, charges and causes of action, in law or equity or otherwise, whether known or unknown, which any of them may have against the Company, its subsidiaries or any of their respective successors, assigns, directors, officers, affiliates, advisors and counsel arising out of, relating to, or in connection with (i) Spier's service as an officer and director of the Company and its subsidiaries, (ii) the Investor Group's investment in the Company, and (iii) any events relating to the Company or its stock or any actions or omissions by any member of the Company Group on or before the date of this Agreement; but, excluding matters relating to breaches of this Agreement.

     5. Pursuant to the Company's policies and procedures, the Company will reimburse Spier for his accounting, financial and other actual expenses up to $22,000 incurred in connection with Company licensing matters and other regulatory disclosure requirements.

     6. If all of the shares of Company common stock owned by the Purchasers can be sold pursuant to the proposed underwritten public offering at a price of at lease $11.75 per share before March 1, 1998 and the Purchasers decide not to sell their shares, then Spier (on behalf of the Purchasers) agrees to pay up to $150,000 of the Company's actual out-of-pocket expenses in connection with the preparation and filing of a registration statement or otherwise directly relating to the offering of the Purchasers' shares ("Company Expenses"). If all of the shares of Company common stock owned by the Purchasers are sold pursuant to the proposed underwritten public offering at a price in excess of $12.50 per share before March 1, 1998, then Spier (on behalf of the Purchasers) agrees to pay up to $100,000 of the Company Expenses.

     7. The provisions of Sections 6(a) - (h) of the Stockholders Agreement are incorporated herein with the same effect as if such Sections were expressly set forth herein.

     8. This Agreement will terminate and be of no further force and effect (except that paragraphs 5, 6 and this paragraph shall survive termination and continue in full force and effect) if the Purchasers do not sell sufficient shares of Company common stock to reduce their beneficial ownership to below 5% of all outstanding shares of Company common stock pursuant to the proposed public offering.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                   VIDEO LOTTERY TECHNOLOGIES, INC.


                                   By:/s/ William Spier
                                      ----------------------------
                                      William Spier


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